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Exhibit 5

OPINION OF COUNSEL

September 13, 2001

OneLink, Inc.
10340 Viking Drive, Suite 150
Eden Prairie, Minnesota 55344

      Re: Registration Statement on Form S-2

Dear Ladies and Gentlemen:

    We have acted on behalf of OneLink, Inc., a Minnesota corporation (the "Company") in connection with the registration statement on Form S-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to an aggregate of 1,320,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), to be sold by a group of selling shareholders upon conversion of the Series A Preferred Stock held by such shareholders. Upon the inspection of such corporate records and documents that we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

  1.
  The Company is a validly existing corporation in good standing under the laws of the State of Minnesota; and

  2.
  The Shares, upon conversion of the Series A Preferred Stock, will be validly issued, fully paid, and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ MASLON EDELMAN BORMAN & BRAND, LLP

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  Exhibit 5